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                                                                 EXHIBIT 99.5(b)

                      PRUDENTIAL DEVELOPING MARKETS FUND

                             Subadvisory Agreement
                             ---------------------


     Agreement made as of this 1st day of June 1998 between Prudential Investments Fund Management LLC, a New York limited liability company (PIFM or the Manager), and The Prudential Investment Corporation, a New Jersey Corporation (the Subadviser).



     WHEREAS, the Manager has entered into a Management Agreement, dated June 1, 1998 (Management Agreement), with Prudential Developing Markets Fund (the Fund), a Delaware business trust and a diversified open-end management investment company registered under the Investment Company Act of 1940 (the 1940 Act), pursuant to which PIFM will act as Manager of certain investment series of the Fund identified on Schedule A of this Agreement, as may be amended from time to time (each investment series herein referred to as a Series).



     WHEREAS, PIFM desires to retain the Subadviser to provide investment advisory services to each Series in connection with the management of the Series and the Subadviser is willing to render such investment advisory services.



     NOW, THEREFORE, the Parties agree as follows:



     1. (a) Subject to the supervision of the Manager and of the Board of Trustees of the Fund, the Subadviser shall manage the investment operations of each Series and the composition of each Series' portfolio, including the purchase, retention and disposition thereof, in accordance with each Series' investment objective, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:



              (i) The Subadviser shall provide supervision of each Series' investments and determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Series, and what portion of the assets will be invested or held uninvested as cash.



              (ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Declaration of Trust and By-Laws of the Fund and Prospectus of the Series and with the instructions and directions of the Manager and of the Board of Trustees of the Fund and will conform to and comply with the

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           requirements of the 1940 Act, the Internal Revenue Code of 1986 and
           all other applicable federal and state laws and regulations.



              (iii) The Subadviser shall determine the securities and futures contracts to be purchased or sold by each Series and will place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated) to carry out the policy with respect to brokerage as set forth in the Fund's Registration Statement and each Series' Prospectus or as the Board of Trustees may direct from time to time. In providing each Series with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. It is understood that Prudential Securities Incorporated may be used as principal broker for securities transactions but that no formula has been adopted for allocation of the Fund's or a Series' investment transaction business. It is also understood that it is desirable for each Series that the Subadviser have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to each Series than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities and futures contracts for each Series with such brokers or futures commission merchants, subject to review by the Fund's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Subadviser in connection with the Subadviser's services to other clients.



                  On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of each Series as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the

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           expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to each Series and to such other clients.



              (iv) The Subadviser shall maintain all books and records with respect to each Series' portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Fund's Board of Trustees such periodic and special reports as the Board may reasonably request.



              (v) The Subadviser shall provide to the Fund's Custodian on each business day information relating to all transactions concerning each Series' assets and shall provide the Manager with such information upon request of the Manager.



              (vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others.



      (b) The Subadviser shall authorize and permit any of its trustees, officers and employees who may be elected as trustees or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such trustees, officers or employees.



      (c) The Subadviser shall keep the Fund's books and records with respect to each Series required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and the Subadviser will surrender promptly to the Fund any of such records upon the Fund's request, provided however that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.



      2. The Manager shall continue to have responsibility for all services to be provided to each Series pursuant to the Management Agreement and shall oversee and review the Subadviser's performance of its duties under this Agreement.

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      3.  The Manager shall reimburse the Subadviser for reasonable costs and expenses incurred by the Subadviser determined in a manner acceptable to the Manager in furnishing the services described in paragraph 1 hereof.



      4. The Subadviser shall not be liable for any error of judgment or for any loss suffered by a Series or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.



      5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Trustees of the Fund or, with respect to each Series, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Series, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. The termination of this Agreement with respect to any Series shall not result in the termination of this Agreement with respect to any other series unless explicitly so provided. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.



      6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers, or employees who may also be a trustee, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.



      7. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of each Series or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

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      8.  This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.



      9.  This Agreement shall be governed by the laws of the State of New York.



      IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



           PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC

           BY:  /s/ Robert F. Gunia
               ---------------------------------------------------
                Robert  F. Gunia
                Executive Vice President


           THE PRUDENTIAL INVESTMENT CORPORATION


           BY: /s/Jonathan M. Greene
               ----------------------
                Jonathan M. Greene
                Senior Vice President

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                                   SCHEDULE A

                                       TO
                       PRUDENTIAL DEVELOPING MARKETS FUND
                             SUBADVISORY AGREEMENT


Series
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Prudential Developing Markets Equity Fund
Prudential Latin America Equity  Fund



                                       Dated: June 1, 1998

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